EXHIBIT 10.8

SERVICES AGREEMENT

January 25, 2016

To:	Gary Torgow (“you” or “Executive”)

From:	Chemical Financial Corporation and Talmer Bank and Trust

This confirms our agreement (this “Agreement”) regarding your terms of employment and non-competition agreement with Chemical Financial Corporation (“Chemical”) and Talmer Bank and Trust (“Bank”). This Agreement is offered in connection with Chemical’s acquisition of Talmer Bancorp, Inc. (“Talmer”) pursuant to the Agreement and Plan of Merger dated as of January 25, 2016, between Chemical and Talmer (the “Merger Agreement”).

1.              If the merger of Chemical and Talmer closes as contemplated by the Merger Agreement, this Agreement will automatically become effective on the Effective Time of the Merger (as defined by the Merger Agreement). The term of this Agreement will be the 24 month period beginning on the Effective Time (the “Term”), after which this Agreement and your employment will terminate automatically, with no severance pay or benefits due upon your termination of employment, unless otherwise agreed to by you and Chemical, and except as otherwise provided in this Agreement.

2.              You will be employed by Bank and serve as Chairman of Chemical. You will provide services as requested by Chemical’s Board of Directors and Chemical’s Chief Executive Officer to assist in the integration of Talmer with Chemical. You will be compensated at an annual salary of $1,000,000, which may not be adjusted downward during the Term of this Agreement. You agree to abide by the policies, practices and procedures of Chemical as established from time-to-time. You will be eligible to participate in Chemical’s employee benefit plans, including a 401(k) plan and group health plan, as generally applicable to similarly situated executives and subject to the terms and conditions of the applicable benefit plans. Chemical will also allow you to participate in a non-qualified deferred compensation plan under which you will be eligible to defer your compensation in accordance with the terms of such plan.

In addition, you will be eligible for a $600.00 per month car allowance, reasonable monthly expense reimbursement, as well as a membership in a country club of your choice. You will also be provided with a laptop, iPad, and iPhone and any other bank equipment required for the execution of your position. In this position, you are not expected to be eligible for the Chemical Bank Annual Incentive Plan or the Chemical Bank Long Term Incentive Plan or any bonus or incentive plan of Bank or any stock options, restricted stock units, or other equity awards under any Chemical equity plan.

3.              Chemical and Bank may terminate your employment at any time with or without cause and with or without notice, during the Term of this Agreement. If Chemical or Bank terminates your employment during the Term of this Agreement, you will continue to receive your annual salary provided above through the end of the Term; provided, however, that to the extent that the right to any payment under this Section 3 provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Internal Revenue Code and (i) you are considered to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code on the date of your termination of employment and (ii) if an exemption from the six (6) month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment shall be made or commence during the period beginning on the termination date and ending on the date that is six months following the termination date or, if earlier, on the date of your death.  The amount of any payment that would otherwise be paid to you during this delay period shall instead be paid to you, without interest, in the first payroll period occurring after the end of the delay period, with any remaining payments being made on Bank’s normal payroll periods.  Each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

4.              In view of your importance to the successful integration of the Merger and your importance to the success of Chemical after the Merger, you agree that Chemical would likely suffer significant harm from your competing with Chemical during your employment and for a period of time thereafter. Accordingly, (i) you agree that the non-competition and confidentiality provisions attached as Appendix A to this Agreement will apply during your employment with Chemical and for 18 months after termination of your employment, and (ii) the parties agree that such provisions constitute a continuance and extension of such provisions under the Talmer Employment Agreement (as defined below), mutatis mutandis, under this Agreement.

5.              This Agreement shall be governed by Michigan law, without regard to choice of law rules. This Agreement constitutes the entire understanding of the parties concerning the subjects addressed in this Agreement and supersedes any prior understanding or agreement between the parties, including your Employment Agreement dated April 30, 2010, with Talmer (as successor to First Michigan Bancorp, Inc.) (the “Talmer Employment Agreement”) which you agree terminates as of the Effective Time of the Merger; provided, however, the provisions of Section 12 of the Talmer Employment Agreement (concerning “Excise Tax Payment”) shall continue in full force and effect, and also shall be applicable to payments and benefits received or to be received by Executive in connection with Executive’s employment under this Agreement. This Agreement may not be modified except in a writing signed by the parties.

6.              This Agreement may be assigned by Bank and/or Chemical; provided, that Bank and Chemical shall remain liable for all payment obligations under this Agreement. Because your agreement is personal in nature, you may not assign the responsibilities nor the payments to be received pursuant to this Agreement.

7.              No provisions of this Agreement may be amended, modified, waived or discharged unless the waiver, modification, or discharge is agreed to in a writing signed by you, Chemical and the Bank. No waiver by any party at any time of any breach or non-performance of this Agreement by another party shall be deemed a waiver of any prior or subsequent breach or non-performance.

8.              The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. If a court of competent jurisdiction ever determines that any provision of this Agreement is unenforceable as written, the parties intend that the provision shall be deemed narrowed or revised in that jurisdiction (as to geographic scope, duration, or any other matter) to the extent necessary to allow enforcement of the provision. The revision shall thereafter govern in that jurisdiction, subject only to any allowable appeals of that court decision.

9.              This Agreement may be signed in original, electronically or by fax in counterparts, each of which shall be deemed an original, and together the counterparts shall constitute one complete document.

Signature Page to Follow

Please sign below to confirm our agreement.

Sincerely,

TALMER BANK AND TRUST

By	/s/ David T. Provost
David T. Provost, Chief Executive Officer

Date: January 25, 2016

CHEMICAL FINANCIAL CORPORATION

By	/s/ David B. Ramaker
David B. Ramaker, Chairman, Chief Executive Officer and President

Date: January 25, 2016

AGREED:

/s/ Gary Torgow
Gary Torgow

Date: January 25, 2016

[signature page to Services Agreement]

APPENDIX A

Non-Competition and Confidentiality Provisions

          (a)     Executive acknowledges Chemical’s reliance and expectation of Executive’s continued commitment to performance of his duties and responsibilities under this Agreement. In light of such reliance and expectation on the part of Chemical, Executive agrees to the provisions set forth below.

          (i)     During Executive’s employment and for a period of 18 months after termination of employment (the “Covenant Period”), Executive shall not compete with Chemical, as such phrase is defined below.

          (ii)     The phrase “shall not compete with Chemical” means that Executive shall not, directly or indirectly, engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) any corporation, firm or enterprise which is engaged in operating a bank in the State of Michigan or any other state in which the Bank or any other subsidiary of Chemical operates as a bank during the Term of this Agreement (the “Business”); provided, however, that Executive shall be permitted to make passive investments in the stock of any publicly traded business (including a competitive business), so long as the stock investment in any competitive business does not rise above one percent (1%) of the outstanding shares of such business.

          (iii)     Executive shall not at any time, for so long as any Confidential Information (as defined below) shall remain confidential or otherwise remain wholly or partially protectable, either during the term of this Agreement or thereafter, use or disclose any Confidential Information, directly or indirectly, to any person outside of Chemical or any company owned or controlled by Chemical or the Bank or under common control with Chemical or the Bank (an “Affiliate”). “Confidential Information” means all business information of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in business similar to that conducted or contemplated by Chemical or any Affiliate (other than by the act or acts of an employee not authorized by Chemical to disclose such information) and which relates to any one or more of the aspects of the business of Chemical, or any of the Affiliates or any of their respective predecessors, including, without limitation, patents and patent applications, inventions and improvements (whether or not patentable), development projects, policies, processes, formulas, techniques, know-how, and other facts related to sales, advertising, promotions, financial matters, customer lists, customer purchases or requirements, and other trade secrets.

          (iv)     Promptly upon the termination of this Agreement for any reason, Executive (or in the event of Executive’s death, his personal representative) shall return to Chemical any and all copies (whether prepared by or at the direction of Chemical or Executive) of all records, drawings, materials, memoranda and other data constituting or pertaining to Confidential Information.

          (v)     During the Covenant Period, the Executive shall not, either directly or indirectly, divert, or by aid to others, do anything which would tend to divert, from Chemical or any Affiliate any trade or business with any customer or supplier with whom Executive had any contact or association during the term of Executive’s employment with Chemical or with any party whose identity or potential as a customer or supplier was confidential or learned by Executive during his employment by Chemical.

          (vi)    Notwithstanding anything to the contrary in this Agreement, the Executive shall automatically forfeit any payment payable and shall promptly remit to Chemical any payment made by Chemical or the Bank under this Agreement after termination of employment (to the extent such payment does not represent payment for services rendered) upon Executive’s breach of any provision of this Appendix A.

          (b)     Executive agrees and understands that the remedy at law for any breach by him of this Appendix A will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, Executive acknowledges that Chemical shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Appendix A shall be deemed to limit Chemical’s remedies at law or in equity for any breach by Executive of any of the provisions of this Appendix A which may be pursued or availed of by Chemical.

          (c)     Executive acknowledges and agrees that the covenants set forth above are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the covenants, or any part of any covenant, is invalid or unenforceable, the remainder of the covenants shall not be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of the covenants, or any part of any covenant, is unenforceable because of its duration or geographical scope, such court shall have the power to reduce the duration or scope, as the case may be, and, enforce such provision in such reduced form. Executive and Chemical intend to and hereby confer jurisdiction to enforce the covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the covenants, or any part of any covenant, unenforceable by reason of the breadth or such scope or otherwise, it is the intention of Executive and Chemical that such determination not bar or in any way affect the right of Chemical to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions. For this purpose, such covenants as they relate to each jurisdiction shall be severable into diverse and independent covenants.